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                                                                     EXHIBIT 8.1
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                               February 1, 1999


PLATINUM technology International, inc.
1815 S. Meyers Road
Oakbrook Terrace, Illinois 60181
Attention: Board of Directors

Ladies and Gentlemen:

     You have requested we render this opinion concerning certain matters of U.S. federal income tax law in connection with the proposed transaction whereby PLATINUM technology International, inc., a corporation organized and existing under the laws of the State of Delaware (the "Buyer"), will enter into a corporate reorganization with Memco Software, Ltd. (the "Reorganization"), a corporation organized under the laws of the State of Israel (the "Company"), with the Company surviving and becoming a wholly-owned subsidiary of Buyer, and in accordance with that certain Agreement dated as of August 13, 1998, between Buyer and Company (the "Agreement") and related documents and agreements referenced in the Agreement (together with the Agreement, the "Reorganization Agreements").

     Except as otherwise provided, capitalized terms referred to herein have the meanings set forth in the Reorganization Agreements. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

     We have acted as legal counsel to Buyer in connection with the Reorganization. As such, and for the purpose of rendering this opinion, we have examined (or will examine on or prior to the Effective Time of the Reorganization) and are relying (or will rely) upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto):

     1.   The Reorganization Agreements;

     2. Representations made to us by Buyer, including those representations contained in that certain Buyer Tax Certificate dated February 1, 1998;
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PLATINUM technology International, inc.
February 1, 1999
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     3.   Representations made to us by the Company, including those representations contained in that certain Company Tax Certificate dated February 1;

     4.   The Proxy Statement prepared in connection with the Reorganization;

     5. The Registration Statement on Form S-4 in connection with the Reorganization; and

     6. Such other instruments and documents related to the formation, organization and operation of the Company and the Buyer and the transactions contemplated thereby as we have deemed necessary or appropriate.

     In connection with rendering this opinion, we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) that:

     1. Original documents (including signatures) are authentic; documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the Reorganization) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;

     2. Any representation or statement referred to above made "to the knowledge of" or otherwise similarly qualified is correct without such qualification;

     3. The Reorganization will be consummated pursuant to the Reorganization Agreements and will be effective under applicable law;

     4. Following the Reorganization, the Company will continue its historic business or use a significant portion of its historic business assets in a business;

      Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, it is our opinion, as counsel for Buyer, that (1) the Reorganization will qualify as a "reorganization" within the meaning of Section 368 of the Code; and (2) the section of the prospectus entitled "Material U.S. Federal Income Tax Consequences of the Arrangement" constitutes the material tax consequences of the Reorganization under United States law.

     In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:
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PLATINUM technology International, inc.
February 1, 1999
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     1.   This opinion represents and is based upon our best judgment regarding the application of U.S. federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and the Internal Revenue Service is not precluded from asserting a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the U.S. federal income tax laws.

     2. Our opinion concerning certain U.S. federal tax consequences of the Reorganization is limited to the specific U.S. federal tax consequences presented above. No opinion is expressed as to any transaction other than the Reorganization, including any transaction undertaken in connection with the Reorganization. In addition, this opinion does not address any other federal, estate, gift, state, local or foreign tax consequences that may result from the Reorganization.

     3. No opinion is expressed if all the transactions described in the Reorganization Agreement are not consummated in accordance with the terms of such Reorganization Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements, facts and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

     4. No ruling has been or will be requested from the Internal Revenue Service concerning the U.S. federal income tax consequences of the Reorganization. You should be aware that an opinion of counsel represents only counsel's best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions will not be taken by the Internal Revenue Service or that a court considering the issues would not hold otherwise.

     5. We understand that counsel for the Company, Chadbourne & Parke LLP, has rendered a tax opinion substantially similar to this opinion.
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PLATINUM technology International, inc.
February 1, 1999
Page 4


     6. This opinion is being delivered solely for your benefit. This opinion may not be relied upon or utilized by any other person or entity other than MEMCO Shareholders. We do however consent to the use of our name in the Registration Statement wherever it appears and further consent to the filing of this opinion as Exhibit 8.1 to the Registration statement.

                                    Very truly yours,


                                    /s/ KATTEN MUCHIN & ZAVIS